Exhibit 10.7

FOURTH AMENDMENT TO WAREHOUSING CREDIT

AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO WAREHOUSING CREDIT AND SECURITY AGREEMENT (this “Fourth Amendment”) is made effective as of the 4th day of September, 2012, by and between (i) WALKER & DUNLOP, LLC, a Delaware limited liability company (“Borrower”) and (ii) PNC BANK, NATIONAL ASSOCIATION (“Lender”).

R E C I T A L S

WHEREAS, the Lender and the Borrower are parties to that certain Warehousing Credit and Security Agreement, dated as of June 30, 2010 (the “Original Credit Facility Agreement”), as amended by that certain First Amendment to Warehousing Credit and Security Agreement, dated as of May 12, 2011 (the “First Amendment”), as further amended by that certain Second Amendment to Warehousing Credit and Security Agreement, dated as of June 30, 2011 (the “Second Amendment”) and that certain Third Amendment to Warehousing Credit and Security Agreement, dated as of March 8, 2012 (the “Third Amendment”) (the Original Credit Facility Agreement, as amended by the First Amendment, the Second Amendment and Third Amendment, is herein the “Credit Facility Agreement”), whereby upon the satisfaction of certain terms and conditions set forth therein, the Lender agreed to make Warehousing Advances from time to time, up to the Warehousing Credit Limit (as defined in the Credit Facility Agreement).

WHEREAS, Walker & Dunlop, Inc., a Delaware corporation (“Guarantor”), has guaranteed Borrower’s obligations under the Credit Facility Agreement pursuant to that certain Guaranty and Suretyship Agreement dated as of June 30, 2011 (the “Guaranty”).

WHEREAS, the Borrower has requested, and the Lender has agreed, pursuant to the terms hereof, to (i) extend the Stated Maturity Date to September 3, 2013 and (ii) modify the negative covenants set forth in Section 8 of the Credit Facility Agreement and the defined terms relating thereto.

NOW, THEREFORE, for and in consideration of the premises, the mutual entry of this Fourth Amendment by the parties hereto and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.                                          Recitals.  The Recitals are hereby incorporated into this Fourth Amendment as a substantive part hereof.

Section 2.                                          Definitions.  Terms used herein and not otherwise defined shall have the meanings set forth in the Credit Facility Agreement.

Section 3.                                          Amendments to Credit Facility Agreement.  The Credit Facility Agreement is hereby amended as follows:

(a)                                 The first sentence of Section 1.2 of the Credit Facility Agreement is hereby deleted and replaced with the following:

“Subject to the extension right set forth below in this Section 1.2, the Warehousing Commitment expires on the earlier of (“Warehousing Maturity Date”): (a) September 3, 2013 (the “Stated Maturity Date”), on which date the Warehousing Commitment will expire of its own term and the Warehousing Advances together with all accrued and unpaid interest and costs and expenses will become due and payable without the necessity of Notice or action by the Lender; and (b) the date the Warehousing Commitment is terminated and the Warehousing Advances become due and payable under Section 10.2(a) or 10.2(b).”

(b)                                 Section 3.4 of the Credit Facility is hereby deleted in its entirety and replaced with the following:

“3.4                                                                         Facility Fee

The Borrower shall pay to the Lender a facility fee in the amount of two-tenths of one percent (.2%) per annum of the Warehousing Credit Limit, to be paid quarterly in arrears commencing on the Closing Date, and on or prior to the first Business Day of each Calendar Quarter thereafter during the term of the Loan.

(c)                                  Section 8 of the Credit Facility is hereby deleted in its entirety and replaced with the following:

“8.                                NEGATIVE COVENANTS

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed, Borrower must not, either directly or indirectly, without the prior written consent of Lender:

8.1                               [Intentionally Deleted]

8.2                               Contingent Liabilities

Assume, guarantee, endorse or otherwise become contingently liable for the obligation of any Person except (a) for the Acquisition Term Loan and obligations arising in connection therewith, (b) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and (c) for obligations arising in connection with the sale of Mortgage Loans with recourse in the ordinary course of a Borrower’s business.

8.3                               Restrictions on Fundamental Changes

8.3(a)                          Reorganize, spin-off, consolidate with, merge with or into, or enter into any analogous reorganization or transaction with any Person except that WD Capital and ARA Finance each may merge with and into the Borrower.

8.3(b)                          Amend or otherwise modify the Borrower’s certificate of formation or operating agreement in any manner which is materially adverse to the Lender.

8.3(c)                          Liquidate, wind up or dissolve (or suffer any liquidation or dissolution).

8.3(d)                          Make any material change in the nature or scope of the business in which the Borrower engages as of the date of this Agreement and cease actively to engage in the business of originating or acquiring Mortgage Loans, or if applicable, servicing Mortgage Loans.

8.3(e)                           Sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of the Borrower’s business or assets, whether now owned or acquired after the Closing Date, other than, in the ordinary course of business and to the extent not otherwise prohibited by this Agreement, sales by the Borrower of (1) Mortgage Loans, (2) Mortgage-backed Securities and (3) Servicing Contracts.

8.3(f)                            Acquire by purchase or in any other transaction all or substantially all of the business or property, or stock or other ownership interests of any Person other than the acquisition of WD Capital and membership interests of ARA Finance pursuant to the CW Transaction.

8.3(g)                           Permit any Subsidiary of the Borrower or a Guarantor (other than WD Capital or ARA Finance) to do or take any of the foregoing actions.

8.4                                         Subsidiaries

Other than the acquisition of WD Capital and membership interests of ARA Finance pursuant to the CW Transaction, form or acquire any Subsidiary of the Borrower.

8.5                               Loss of Eligibility, Licenses or Approvals

Take any action, or fail or omit to take any action, that would (a) cause the Borrower to lose all or any part of its status as an eligible lender, seller/servicer or issuer as described under Sections 9.4, 9.5, 9.6 or 9.7, or all or any part of any other license or approval required for the Borrower to engage in the business of originating, acquiring and servicing Mortgage Loans or (b) result in the imposition of any other adverse regulatory or administrative action or sanction on or against the Borrower by any agency board, bureau, commission, instrumentality or other administrative or regulatory body (in each case, whether federal, state or local, domestic or foreign) that could result in a material adverse change in the Borrower’s business, operations, assets or financial condition as a whole or that could affect the validity or enforceability of any Pledged Loan.

8.6                               Accounting Changes

Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year.  If any changes in GAAP would result in any material deviation in the method of calculating and results of testing compliance with any financial covenant hereunder, such financial covenant shall continue to be calculated and tested as if such change in GAAP had not occurred, unless otherwise specifically agreed in writing by Lender after full disclosure by Borrower.

8.7                               Minimum Adjusted Tangible Net Worth

Permit the Parent’s Tangible Net Worth at any time to be less than the sum of: (A) $200,000,000, plus (B) an amount equal to 75% of the Net Proceeds of any Equity Issuances by the Parent or any Subsidiary occurring after September 4, 2012, to be tested on the last day of each Calendar Quarter, or (ii) permit the Parent or any applicable Subsidiary to otherwise not be in compliance with applicable net worth requirements of HUD, Fannie Mae and Freddie Mac.

8.8                               [Intentionally Deleted]

8.9                               [Intentionally Deleted]

8.10                        [Intentionally Deleted]

8.11                        Minimum Cash and Cash Equivalents

Permit the Parent’s Liquid Assets, determined on a consolidated basis, at any time to be less than $15,000,000, or permit the Parent or any applicable Subsidiary otherwise not to be in compliance with applicable requirements of HUD, Fannie Mae and Freddie Mac.

8.12                        Servicing Delinquencies

Permit the aggregate unpaid principal amount of Fannie Mae DUS Mortgage Loans within the Parent’s consolidated Servicing Portfolio which are sixty (60) or more days past due or otherwise in default at any time to exceed three and one half percent (3.5%) of the aggregate unpaid principal balance of all Fannie Mae DUS Mortgage Loans within the Parent’s consolidated Servicing Portfolio at such time, calculated as of the last day of each Calendar Quarter; provided, however, that solely for purposes of determining compliance with this Section 8.12, Fannie Mae DUS Mortgage Loans shall be adjusted to exclude: (1) any No Risk Mortgage Loans under the Fannie Mae DUS Program and (2) with respect to any At Risk Mortgage Loans under a modified risk sharing arrangement under the Fannie Mae DUS Program, any loan balances which are not subject to any loss sharing or recourse thereunder.

8.13                        Dividends and Distributions

So long as any Default or Event of Default is then outstanding or would be outstanding after taking into effect a dividend, redemption or setting aside of funds, cause or permit, directly or indirectly: declare, pay, authorize or make any form of dividend (except for stock dividends or stock splits) or return any capital, in cash or property, to its shareholders, their successors or assigns or repurchase, redeem or retire any of the capital stock of such Person.

8.14                        Transactions with Affiliates

Directly or indirectly (a) make any loan, advance, extension of credit or capital contribution to any of the Borrower’s Affiliates, (b) sell, transfer, pledge or assign any of its assets to or on behalf of those Affiliates except for pledges made in connection with the Acquisition Term Loan, (c) merge or consolidate with or purchase or acquire assets from those Affiliates except for a merger by the Borrower with, or the purchase or acquisition by the Borrower of, assets of WD Capital or of ARA Finance, in each case following the consummation of the CW Transaction, or (d) pay management fees to or on behalf of those Affiliates, other than (i) payments attributable to reasonable overhead and administrative charges allocated to the Borrower by the Affiliates, (ii) reasonable subservicing fees payable to Affiliates for their servicing of the Servicing Portfolio and (iii) other transactions in the ordinary course of business (but still in compliance with the terms of this Section 8) and on terms not less favorable to the Borrower than could be obtained from an unaffiliated third party on an arm’s length basis.

8.15                        Recourse Servicing Contracts

Except for Servicing Contracts involving Fannie Mae DUS Mortgage Loans, and conduit originations for which the Borrower notifies Lender pursuant hereto, acquire or enter into Servicing Contracts under which the Borrower must repurchase or indemnify the holder of the Mortgage Loans as a result of defaults on the Mortgage Loans at any time during the term of those Mortgage Loans.

8.16                        Total Servicing Portfolio and Fannie Mae Servicing Portfolio

Permit the aggregate unpaid principal amount of (i) all Mortgage Loans comprising the Parent’s consolidated Servicing Portfolio (exclusive of such Mortgage Loans which (A) are sixty (60) or more days past due or are otherwise in default, or (B) have been transferred to Fannie Mae for resolution) to be less than $20.0 billion at any time, or (ii) all Fannie Mae DUS Mortgage Loans comprising the Parent’s consolidated Servicing Portfolio (exclusive of such Mortgage Loans which (A) are sixty (60) or more days past due or are otherwise in default, or (B) have been transferred to Fannie Mae for resolution) to be less than $10.0 billion at any time, calculated as of the last day of each Calendar Quarter.”

(d)                                 Section 10.1(f) of the Credit Facility is hereby deleted in its entirety and replaced with the following: “The Borrower defaults under any other Indebtedness in excess of $2,500,000 (individually or in the aggregate) and such default continues for more than thirty (30) days.”

(e)                                  Section 10.1(i) of the Credit Facility is hereby deleted in its entirety and replaced with the following: “The Borrower fails to perform any contractual obligation to repurchase Mortgage Loans which are not Pledged Loans, if such obligations in the aggregate exceed $5,000,000.”

(f)                                   Section 10.1(j) of the Credit Facility is hereby amended by deleting the amount “$100,000” and substituting in lieu thereof the amount “$2,500,000.”

(g)                                  Section 12.1 of the Credit Facility is hereby amended to restate and/or include the following defined terms:

“Acquisition Term Loan” means the term loan made by the lenders pursuant to the Acquisition Term Loan Agreement.

“Acquisition Term Loan Agreement” means that certain Credit Agreement dated as of September 4, 2012, among the Parent, as borrower, Walker & Dunlop Multifamily, Inc., the Borrower, and WD Capital, as guarantors, and Bank of America, N.A., as administrative agent and collateral agent, and the lenders party thereto, as from time to time amended, modified, supplemented, restated or extended.

“Applicable Daily Floating LIBO Rate” means, for any day, a rate per annum equal to the Daily LIBO Rate for such day, plus one and 75/100th percent (1.75%).

“ARA Finance” means ARA Finance LLC, a Delaware limited liability company in which WD Capital holds a 50% membership interest.

“At Risk Mortgage Loans” means Mortgage Loans as to which either Borrower or, as may be applicable, WD Capital has any loss sharing arrangement or otherwise is with recourse to Borrower or WD Capital, respectively.

“Calendar Quarter” means the 3 month period beginning on each January 1, April 1, July 1 or October 1.

“Cash Equivalents” mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition (other than paper or notes issued by the Parent or an Affiliate of the Parent), (iv) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (v) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, and (vi) U.S. dollar denominated time and demand deposit accounts or money market accounts with those domestic banks meeting the requirements of item (y) or (z) of clause (ii) above and any other domestic commercial banks insured by the FDIC with an aggregate balance not to exceed in the aggregate at any time at any such bank such amount as may be fully insured by the FDIC from time to time.

“CW Transaction” means the purchase by Borrower of all of the Equity Interests in CWCapital LLC, a Massachusetts limited liability company.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership, profit or other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person (including, without limitation, partnership, membership or trust interests therein) whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person (and includes any capital contribution from any Person other than the Borrower or a Subsidiary).

“Indebtedness” means, as to any Person, all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the consolidated balance sheet of such Person and such Person’s Subsidiaries as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of such Person and its Subsidiaries and all obligations representing the deferred purchase price of property; (b) all obligations evidenced by bonds, notes, debentures or other similar instruments; (c) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (d) all guarantees, endorsements and other contingent obligations whether direct or indirect, in respect of indebtedness of others or otherwise, including any obligations under Hedging Arrangements and otherwise with respect to puts, swaps, and other similar undertakings, any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit; and (e) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of such Person and its Subsidiaries; but excluding, in all events obligations arising under operating leases and accounts payable arising in the ordinary course of business.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquid Assets” means the following unrestricted and unencumbered assets owned by a Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) as of any date of determination: (a) cash, (b) Cash Equivalents, and (c) Borrower’s and, as may be applicable, WD Capital’s self-funded Mortgage Loans which are covered by binding purchase commitments from Fannie Mae, Freddie Mac, or another investor approved by the Administrative Agent in its sole discretion, and are not subject to any Liens or Negative Pledge in favor of any Person other than the Administrative Agent or pursuant to the Acquisition Term Loan Agreement.

“Negative Pledge” means an agreement by a Person with any other Person not to create, incur, assume, or suffer to exist any Lien upon any of its property, assets, or revenues, however characterized for UCC or other purposes.

“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash or the fair market value of all other property received by such Person in respect of such Equity Issuance net of reasonable and customary legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“No Risk Mortgage Loans” means Mortgage Loans as to which Borrower or, as may be applicable, WD Capital has no loss sharing arrangement or otherwise are without recourse to Borrower or WD Capital, respectively.

“Tangible Net Worth” means, at any time of determination, the excess, at such time, of the Parent’s and its Subsidiaries’, on a consolidated basis, total assets, minus the sum of (i) total liabilities, and (ii) the book value of all intangible assets, including, without limitation, good will, trademarks, trade names, service marks, brand names, copyrights, patents and unamortized debt discount and expense, organizational expenses and the excess of the equity in any Subsidiary over the cost of the investment in such Subsidiary, all of the foregoing determined in accordance with GAAP applied in a manner consistent with the most recent audited financial statements delivered to Credit Agent under this Agreement.  For the purposes of this definition, mortgage servicing rights shall not be considered intangible assets.

“WD Capital” means Walker & Dunlop Capital, LLC (formerly known as CWCapital, LLC), a Massachusetts limited liability company.

Section 4.              Ratification, No Novation, Effect of Modifications.  Except as may be amended or modified hereby, the terms of the Credit Facility Agreement are hereby ratified, affirmed and confirmed and shall otherwise remain in full force and effect.  Nothing in this Fourth Amendment shall be construed to extinguish, release, or discharge or constitute, create or effect a novation of, or an agreement to extinguish, release or discharge, any of the obligations, indebtedness and liabilities of the Borrower or any other party under the provisions of the Credit Facility Agreement or any of the other Loan Documents, unless specifically herein provided.

Section 5.              Amendments.  This Fourth Amendment may be amended or supplemented by and only by an instrument executed and delivered by each party hereto.

Section 6.              Waiver.  The Lender shall not be deemed to have waived the exercise of any right which it holds under the Credit Facility Agreement unless such waiver is made expressly and in writing (and no delay or omission by the Lender in exercising any such right shall be deemed a waiver of its future exercise).  No such waiver made as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right.  Without limiting the operation and effect of the foregoing provisions hereof, no act done or omitted by the Lender pursuant to the powers and rights granted to it hereunder shall be deemed a waiver by the Lender of any of its rights and remedies under any of the provisions of the Credit Facility Agreement, and this Fourth Amendment is made and accepted without prejudice to any of such rights and remedies.

Section 7.              Governing Law.  This Fourth Amendment shall be given effect and construed by application of the law of the Commonwealth of Pennsylvania.

Section 8.              Headings.  The headings of the sections, subsections, paragraphs and subparagraphs hereof are provided herein for and only for convenience of reference, and shall not be considered in construing their contents.

Section 9.              Severability.  No determination by any court, governmental body or otherwise that any provision of this Fourth Amendment or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (i) any other such provision or (ii) such provision in any circumstance not controlled by such determination.  Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

Section 10.            Binding Effect.  This Fourth Amendment shall be binding upon and inure to the benefit of the Borrower, the Lender, and their respective permitted successors and assigns.

Section 11.            Counterparts.  This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto have executed and delivered this Fourth Amendment under their respective seals as of the day and year first written above.

BORROWER:

WITNESS:	WALKER & DUNLOP, LLC,
a Delaware limited liability company

	By:	/s/ William M. Walker
		Name:	William M. Walker
		Title:	President and Chief Executive Officer

WITNESS:	LENDER:

PNC BANK, NATIONAL ASSOCIATION

/s/ Tamara Donato	By:	/s/ Terri Wyda
		Name:	Terri Wyda
		Title:	Senior Vice President

JOINDER AND CONSENT OF GUARANTOR

Guarantor joins and consents to the provisions of the foregoing Fourth Amendment and all prior amendments and confirms and agrees that: (a) any and all guaranty, indemnification, or other obligations that Guarantor has incurred to Lender in connection with the Credit Facility Agreement, as amended by the foregoing Fourth Amendment, are and hereafter will remain in full force and effect; (b) the Guarantor’s obligations under the Guaranty shall be unimpaired by the Amendment; (c) Guarantor has no defenses, set offs, counterclaims, discounts or charges of any kind against the Lender, its officers, directors, employees, agents or attorneys with respect to the Guaranty; and (d) all of the terms, conditions and covenants in the Guaranty remain unaltered and in full force and effect and are hereby ratified and confirmed, as modified by the Fourth Amendment.  The Guarantor certifies that all representations and warranties made in the Guaranty are true and correct.

The Guarantor ratifies and confirms the indemnification and waiver of jury trial provisions contained in the Guaranty as amended by the Fourth Amendment.

WITNESS the due execution of this Joinder and Consent as a document under seal as of the date of the Fourth Amendment, intending to be legally bound hereby.

GUARANTOR:

WITNESS:	WALKER & DUNLOP, INC.,
a Maryland corporation

	By:	/s/ William M. Walker
		Name:	William M. Walker
		Title:	President and Chief Executive Officer

EXHIBIT A

FORM AMENDED AND RESTATED WAREHOUSING NOTE